                                   EXHIBIT 11

                          GLOBAL ELECTION SYSTEMS INC.
                         Computation of Per-Share Income
                              Treasury Stock Method

                                               Period Ended    Period Ended
                                              March 31, 2000  March 31, 1999

                                                Nine Months    Nine Months
Weighted average number of share outstanding     18,550,795     18,483,264

Total common and common equivalent shares        20,017,462     20,123,699

Net Income (Loss) for the period               $    862,116   $ (1,415,468)

Weighted average number of share outstanding     18,550,795     18,483,264

Earnings per share - basic                     $       0.05   $      (0.08)

Net Income for the period                      $    862,116   $ (1,415,468)

Total common and common equivalent shares        20,017,462     20,123,699

Earnings per share - fully diluted             $       0.04   $      N/A

Earnings per share:

Basic earnings per share is computed by dividing the net income for the period by the weighted average number of common shares outstanding for the period.

Fully diluted earnings per share is computed by dividing the net income for the period by the common and common equivalent shares outstanding for the period.